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                                                                    Exhibit 10.5


                         TEST SYSTEMS STRATEGIES, INC.
                             EMPLOYMENT AGREEMENT


EMPLOYEE:          LARRY J. GERHARD
EFFECTIVE DATE:    JANUARY 14, 1993

This agreement is entered into on December 13, 1993, effective as of the above date between TEST SYSTEMS STRATEGIES, INC. an Oregon corporation (hereinafter "TSSI") and the above referenced employee (hereinafter "Gerhard").

1.   Employment and Duties.   TSSI hereby employs Gerhard to serve and perform
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in the role of President and Chief Executive Officer reporting to the Board of
Directors. Gerhard agrees to perform the duties of these positions to the best of his ability, and to devote full time and attention to the transaction of TSSI's business.

2.   Term.
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     (a)  This agreement shall have an initial term of five years, unless terminated in accordance with subsection 2(b) - {e) below. After the initial term of five years, or any extension term, the term of the agreement shall be automatically extended for additional one-year terms unless terminated by other party with at least 90 days advance written notice prior to the end of the then current term. Both parties acknowledge that the employment created herein is Employment-at-Will, and may be terminated with or without cause under the terms stated herein.

     (b) Notwithstanding the foregoing, this agreement may be immediately terminated by the Board of Directors in the event Gerhard engages or becomes engaged in any criminal practice which the Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill or reputation of TSSI, or which does or could adversely effect the interests of TSSI.
Termination under this paragraph 2(b) is "Termination for Cause".

     (c) In the event that this agreement is terminated for reasons other than those specified in paragraph 2(b) or in the event that the TSSI Board of Directors requires Gerhard to perform in any role other than as President and CEO, then TSSI shall pay Gerhard $20,000.00 per month plus all current benefits for eighteen (18) months, provided however, that if Gerhard accepts full-time employment from another party prior to the expiration of eighteen (18) months after Gerhard's termination, the Company's obligations under this subsection (b) shall immediately terminate.

     (d) In the event of an IPO or Sale as defined in section 12 of the Stock Restriction Agreement attached as Exhibit 1, Gerhard shall serve as President and CEO of the Successor company and all terms of this agreement shall apply. In the event that Gerhard is not elected to serve in this role and under these terms, then
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Gerhard shall receive $20,000.00 per month plus all current benefits for twenty-
four (24) months, provided however, that if Gerhard accepts full-time employment from another party prior to the expiration of twenty-four (24) months after Gerhard's termination, the Company's obligations under this subsection (c) shall immediately terminate.

     (e) In the event that Gerhard voluntarily resigns within thirty-six (36) months after Effective Date, all of TSSI's obligations under this agreement shall terminate. In addition, in the event that Gerhard voluntarily resigns within thirty-six (36) months after Effective Date, then Gerhard agrees (I) to resell to TSSI 250,000 shares of the 500,000 Lot 2 shares as specified in
Section 1 of the Stock Restriction Agreement at (.01) per share and (ii) that all liabilities and costs, including without limitation any loss on the sale of Gerhard's home, under the TSSI and PHH Home Equity Agreement shall become the obligation of Gerhard; and (iii) if Gerhard's house is not sold prior to the date of his voluntary resignation, then the TSSI and PHH Home Equity Agreement shall terminate and TSSI shall have no further obligation under this Agreement. Further, Gerhard agrees to hold at least 250,000 shares of Common Stock until the earlier of: (I) the date that any of the venture capital funds associated with Robertson, Stephens & Company, Sequoia Capital and First Century Partnership have either (a) distributed any of the shares of capital stock of TSSI to their respective partners, or (b) sold any of their shares of capital stock of TSSI in the public market; or (ii) January 15, 1996.

     (f) Notwithstanding the above, termination of this agreement shall not release Gerhard from any obligations under sections 4,5,6, and 7 hereof, or TSSI from any obligations under sections 2.(c), 2.(d), and 3.(f) hereof, or any of the obligations under paragraph 13.

3.   Compensation.  In consideration of the services to be performed by Gerhard,
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TSSI agrees to pay Gerhard compensation consisting of the following:

     (a) Base salary of $20,000.00 per month and reviews for change in the first calendar quarter of each year of employment.

     (b) Annual bonus of up to 25% of base salary, as determined by the terms and conditions specified in the employee bonus plan attached as exhibit 2., or as proposed by the CEO and approved by the Board of Directors.

     (c) Right to purchase 700,000 shares of TSSI's common stock under the terms and conditions defined in the Stock Restriction Agreement attached as exhibit 1.

     (d) Right to purchase 128,000 shares of TSSI's Preferred D stock under the same terms and conditions as all other Preferred D investors.

     (e) All benefits as specified in the TSSI's handbook and that are in effect for the executive officer of the corporation with the most years of service. These benefits include 100% medical and dental coverage under the TSSI's Blue Cross/Blue Shield plan, disability, accidental death and dismemberment and life insurance as specified in the Employee handbook revised 6/1/92, the TSSI sponsored 401(k) retirement savings
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plan as provided to all employees and vacation as specified in the Employee handbook revised 6/1/92.

     (f) TSSI agrees to enter into an agreement with PHH Home Equity for the sale of Gerhard's San Diego home at 13451 TSSI Circle, Poway, CA 92064 prior to November 1, 1993 at a price of $1,250,000.00 and on terms to be agreed upon by TSSI and Gerhard and PHH Home Equity. TSSI agrees that all liabilities and costs, including without limitation, any loss on the sale of Gerhard's home, under the TSSI and PHH Home Equity Agreement, are the obligation of TSSI.

4.   Confidentiality.  Gerhard acknowledges that certain customer lists, design
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work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of TSSI, collectively referred to as "Technology", were and will be designated and developed by TSSI at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of TSSI, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to TSSI. Gerhard hereby agrees that he will not, at any time, without the express written consent of TSSI, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Gerhard use, directly or indirectly, for Gerhard's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

5.   Inventions.   All original written material including programs, charts,
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schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Gerhard in connection with employment by TSSI shall belong exclusively to TSSI.

6.   Return of Documents.  Gerhard acknowledges that all originals and copies of
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records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of TSSI or containing any confidential information of TSSI shall be the sole and exclusive property of TSSI, and shall be returned to TSSI upon the termination of employment for any reason whatsoever or upon the written request of TSSI.

7.   Compliance.  Gerhard agrees to comply with all of TSSI's written employment
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policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

8.   Injunction.  In addition to all other legal rights and remedies, TSSI shall
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be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.
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9.   Waiver.  The waiver of either party of a breach of any provision of this
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Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

10.  Disputes.  The legal relations of the parties hereunder, and all other
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matters hereunder, shall be governed by the laws of the State of Oregon.
Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

11.  Board Approval.  The effectiveness of this agreement shall be subject to
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the prior approval of the Board of Directors of TSSI.

12.  Entire Agreement.  This Agreement sets forth the entire agreement between
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the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.

13. In the event TSSI is unable to meet any of its obligations under this agreement during the initial term of five years in a timely manner then Robertson, Stephens & Company and Sequoia Capital jointly and severally guarantee such obligations. With regard to Section 2.(c) of this agreement, this guarantee shall be for twelve (12) months rather than eighteen (18) months.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

"EMPLOYER":                           TEST SYSTEMS STRATEGIES, INC.,
                                      an Oregon Corporation

                                      By: /s/ John Grillos
                                         ---------------------------------------
                                      Name: John Grillos
                                      Title: Director


"EMPLOYEE":                           /s/ Larry J. Gerhard
                                      ------------------------------------------
                                      Larry J. Gerhard


"GUARANTORS":                         /s/ John Grillos
                                      ------------------------------------------
                                      Robertson, Stephens & Company


                                      /s/ Mark Stevens
                                      ------------------------------------------
                                      Sequoia Capital